                                                                    EXHIBIT 11.0





                              NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit



                                            For the Three Months            For the Nine Months
                                            Ended September 30,             Ended September 30,
                                       ----------------------------     ----------------------------
                                           1997            1996             1997            1996
                                       ------------    ------------     ------------    ------------
                                                 (dollars in thousands, except per unit)
Net income (loss) .................    $      2,219    $       (673)    $      5,293    $     (1,519)

   Less - General Partner's
      1.99% Interest ..............              44             (13)             105             (30)
                                       ------------    ------------     ------------    ------------

Net income (loss) allocable to
   Limited Partners ...............    $      2,175    $       (660)    $      5,188    $     (1,489)
                                       ============    ============     ============    ============


Earnings Per Unit

   Net income (loss) ..............    $        .34    $       (.10)    $        .82    $       (.24)
                                       ============    ============     ============    ============


Weighted average units of
   limited partner interest
   used in computing earnings
   per unit .......................       6,328,916       6,333,352        6,326,916       6,389,245
                                       ============    ============     ============    ============
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